Exhibit Index

EXHIBIT NO. (99) Press release, dated May 4, 2011 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release For Further Information
 Refer to:  John J. Haines
 260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD FIRST QUARTER SALES AND EARNINGS

Bluffton, Indiana – May 4, 2011 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported first quarter 2011 diluted earnings per share (EPS) of $0.45, a record for any first quarter in the Company’s history, and an increase of 45 percent compared to 2010 first quarter diluted EPS of $0.31.  In the first quarter of 2011, the Company’s adjusted EPS were $0.46, a 35 percent increase over the adjusted EPS during the first quarter 2010 (see table below for a reconciliation of GAAP EPS to the adjusted EPS). First quarter 2011 sales were $185.3 million, a record for any first quarter and an increase of 16 percent compared to 2010 first quarter sales of $160.0 million.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“We were pleased with our record performance in the first quarter.  We were able to increase gross profit margins by 110 basis points in spite of rapidly increasing commodity costs due to excellent productivity performance in our manufacturing facilities and sales growth of 16 percent.

Over the course of the first quarter we implemented price increases averaging 3 to 5 percent on product lines that account for about 75 percent of our global sales volume.  The implementation of these increases has gone well and we expect them to be fully effective during the second quarter.  We are monitoring our raw material costs closely and may implement price increases on the balance of our product lines over the course of the year.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the First Quarter
(in millions)	2011	2010	Change

Net Income attributable to FE Co.,Inc.	$10.7	$7.3	47%

Non-GAAP adjustments (before tax):
Restructuring	$0.4	$2.2
Legal matters	$0.7	$-
FX gain on forward purchase contract	$(0.6)	$-
Gain on Sale of Land and Building	$-	$(1.2)

Non-GAAP adjustments, net of tax:
Restructuring	$0.3	$1.4
Legal matters	$0.4	$-
FX gain on forward purchase contract	$(0.4)	$-
Gain on Sale of Land and Building	$-	$(0.8)

Net Income attributable to FE Co.,Inc. after Non-GAAP Adjustments	$11.0	$7.9	39%

Earnings Per Share	For the First Quarter
Before and After Non-GAAP Adjustments	2011	2010	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	23.7	23.4	1%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.45	$0.31	45%

Restructuring Per Share, net of tax	$0.01	$0.06
Legal matters Per Share, net of tax	$0.02	$-
FX gain on forward purchase contract Per Share, net of tax	$(0.02)	$-
Gain on sale of land and building Per Share, net of tax	$-	$(0.03)

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.46	$0.34	35%

Net Sales	For the First Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2010	$134.2	$25.8	$160.0

Acquisitions	$-	$10.1	$10.1
Foreign Exchange	$4.2	$0.1	$4.3
Volume/Price Change	$8.8	$2.1	$10.9

Sales for 2011	$147.2	$38.1	$185.3

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the First Quarter 2011
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$21.5	$5.3	$(10.8)	$16.0
% Operating Income To Net Sales	14.6%	13.9%		8.6%

Non-GAAP Adjustments:
Restructuring	$0.4	$-	$-	$0.4
Legal matters	$-	$0.7	$-	$0.7
Gain on sale of land and building	$-	$-	$-	$-

Operating Income after Non-GAAP Adjustments	$21.9	$6.0	$(10.8)	$17.1
% Operating Income after Non-GAAP Adjustments to Net Sales	14.9%	15.7%		9.2%

	For the First Quarter 2010
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$17.3	$4.4	$(9.1)	$12.6
% Operating Income To Net Sales	12.9%	17.1%		7.9%

Non-GAAP Adjustments:
Restructuring	$2.2	$-	$-	$2.2
Legal Matters	$-	$-	$-	$-
Gain on sale of land and building	$(1.2)	$-	$-	$(1.2)

Operating Income after Non-GAAP Adjustments	$18.3	$4.4	$(9.1)	$13.6
% Operating Income after Non-GAAP Adjustments to Net Sales	13.6%	17.1%		8.5%

Water Systems

Water Systems sales were $147.2 million in the first quarter 2011, an increase of $13.0 million or 10 percent versus the first quarter 2010.  All of the Water Systems sales growth was organic.  Foreign exchange contributed about $4.2 million, or 3 percent, to sales in the first quarter of 2011.

Water Systems sales in the U.S. and Canada represented about 38 percent of the Company’s consolidated sales during the quarter and increased by 7 percent compared to prior year.  U.S. and Canada sales growth was driven by the agricultural market as farmers are investing in irrigation systems to increase yields and capitalize on high crop prices.  U.S. and Canada first quarter sales of wastewater pumping systems grew by about 6 percent and residential and light commercial groundwater pumps grew modestly.

Water Systems sales in Europe represented about 10 percent of the Company’s consolidated sales during the quarter and grew by 3 percent compared to the prior year.  Vertical S.p.A., the stainless steel pump manufacturer in Italy that the Company acquired in 2009, grew by 23 percent compared to the prior year quarter.

Over the past several years the Company has focused on building Water Systems sales and distribution in developing regions.  During the first quarter 2011, Water Systems sales in developing regions represented about 33 percent of the Company’s consolidated sales and grew by 15 percent compared to the first quarter prior year.

Latin America is the largest Water Systems developing region market representing about 15 percent of the Company’s consolidated sales.  Water Systems sales in Latin America continued to be strong—growing by 19 percent compared to the prior year.  Latin America sales growth was widespread across the region with gains of more than 20 percent in Brazil, Mexico, Chile and Argentina.

Water Systems sales in Asia/Pacific represent about 8 percent of the Company’s consolidated sales and also grew by 19 percent compared to prior year.  Franklin Electric has high market shares for groundwater systems throughout the Southeast Asia region and Water Systems sales in this area grew by over 50 percent compared to the prior year—with the Thailand and Indonesia markets being particularly strong.

On May 2nd the Company closed the previously announced acquisition of an 80 percent equity interest in İmpo Motor Pompa Sanayi ve Ticaret A.S. (Impo) of Izmir, Turkey, the leading supplier of groundwater pumping equipment in Turkey.  The Company used its existing cash for this transaction.  The Impo acquisition will more than double the Water Systems sales base in the growing Middle East and Northern Africa market area.  The Impo brand will complement the Company’s overall marketing efforts in this region and other market regions around the globe.  In addition, Impo has a modern, well managed, manufacturing facility.

Water Systems operating income, after non-GAAP adjustments, was $21.9 million in the first quarter 2011, an increase of 20 percent versus the first quarter 2010.  Water Systems gross profit margin increased by 150 basis points during the first quarter 2011 as flat fixed manufacturing expenses and operating leverage combined to more than offset a 260 basis point increase in raw material costs as a percentage of sales. The first quarter operating income margin after non-GAAP adjustments increased by 130 basis points compared to the first quarter 2010.

Fueling Systems

Fueling Systems revenue of $38.1 million in the first quarter 2011 increased $12.3 million or about 48 percent from the first quarter 2010.  Excluding the Petrotechnik acquisition, first quarter sales were $28.0 million and grew by about 9 percent with most of the growth in the U.S. and Canada.

With the Petrotechnik acquisition, Franklin Electric is the world leader in filling station pipe and containment systems.  During the first quarter, Fueling Systems global pipe and containment sales increased by 11 percent excluding the Petrotechnik acquisition and by over 150 percent including the acquisition.  Fueling Systems global sales of fuel pumping equipment grew by 15 percent during the first quarter as gas station owners around the world continue to convert from suction to pressure pumping technology.

Fueling Systems operating income after non-GAAP adjustments was $6.0 million in the first quarter of 2011 compared to $4.4 million after non-GAAP adjustments in the first quarter 2010.  Gross profit margins in the quarter were down 240 basis points due to higher material cost and lower margins on Petrotechnik product sales.  The previously announced Petrotechnik acquisition added $2.2 million of SG&A expenses in the quarter.

Fueling Systems incurred a $0.7 million expense in the first quarter 2011 that resulted from a revised accrual for claims made by the California Air Resources Board (CARB) and local air districts.  These costs were included in the non-GAAP adjustments shown in the table above.

Overall

The Company’s consolidated gross profit was $60.5 million for the first quarter of 2011, an increase of $9.9 million from the first quarter of 2010 and a record for any first quarter in the Company’s history. The gross profit as a percent of net sales increased to 32.7 percent for the first quarter of 2011 from 31.6 percent for the first quarter of 2010. The gross profit margin improvement was due to lower labor and variable burden costs and leveraging fixed costs on higher sales, partially offset by higher material costs.

During the first quarter 2011, SG&A expenses increased by $8.3 million or about 23 percent compared to the first quarter 2010. The first quarter 2010 SG&A was reduced by a $1.2 million gain on the sale of land and building in South Africa. The SG&A increase in the first quarter 2011 is primarily attributable to the previously announced Petrotechnik acquisition,  global IT expenses related to the integration of prior acquisitions onto the Company’s primary ERP system, and higher RD&E spending.

In conjunction with the previously announced Impo acquisition, the Company entered into a forward purchase contract for Turkish Lira for a portion of the estimated acquisition price.  The contract was outstanding as of the end of the first quarter and resulted in a pre-tax gain of approximately $0.6 million or an EPS increase of $0.02.

During the first quarter, the Company used $20.4 million in cash for operations versus $12.6 million in the same period of 2010.  Inventory was $153.0 million at the end of the first quarter 2011 or 9 percent higher than at year end 2010.  The Company changed the accounting method by which it values certain inventory from LIFO to FIFO and has restated the prior year inventory balances to reflect the change which was not material.  Principal uses of cash in the quarter were payments related to incentive compensation, settlement of certain legal matters, benefit plan contributions and stock purchases of approximately 99,000 shares. The Company had no outstanding balance on its revolving debt agreement at the end of the first quarter 2011 or at year-end 2010.

Commenting on the Company’s outlook, Mr. Trumbull added:

 “For the second quarter we are forecasting that our Water Systems sales will grow by 7 to 12 percent compared to the prior year, with the Impo acquisition providing about 300 basis points of the growth. Although we are focused on offsetting the rapid run up in material costs with a combination of price and productivity, we currently believe that our margin growth will be negatively impacted during the second quarter due to the extraordinary rate of cost inflation we have experienced in copper, steel, and plastic resins. As a result, we forecast that our Water Systems operating income after non-GAAP adjustments will increase by 5 to 9 percent from the second quarter prior year.

We anticipate that our second quarter Fueling Systems sales will grow by 30 to 40 percent, with the Petrotechnik acquisition providing about two thirds of the growth.  We are forecasting that our Fueling Systems operating income after non-GAAP adjustments, including the adjustment for the $3.8 million legal settlement incurred during the second quarter last year, will grow by 20 to 25 percent compared to the second quarter prior year.

So in total we expect that our second quarter 2011 consolidated operating income after non-GAAP adjustments will increase by 8 to 12 percent compared to the second quarter prior year.  Our consolidated earnings per share should grow at a more rapid pace because the tax planning initiatives that we have implemented over the past several quarters are anticipated to reduce our effective tax rate to about 27 percent this year compared to a 2010 rate of about 32 percent.”

A conference call to review earnings and other developments in the business will commence at 8:30am EDT.  The first quarter 2011 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=47584&c=FELE&mediakey=B48D72F30AA7122CFD9619FEFB479FD3&e=0

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Wednesday May 4, 2011 at 12pm EDT through midnight EDT on Friday May 13, 2011, by dialing 800-642-1687 for domestic calls and 706-645-9291 for international calls. The replay passcode is 62467778.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income after non-GAAP adjustments, diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income after non-GAAP adjustments to net sales because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, raw material costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 1, 2011, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)

	First Quarter Ended
	April 2,	April 3,
	2011	2010

Net sales	$185,331	$159,992

Cost of sales	124,800	109,388 *

Gross profit	60,531	50,604

Selling, general, and administrative expenses	44,150	35,885

Restructuring expense	418	2,166

Operating income	15,963	12,553

Interest expense	(2,206)	(2,213)
Other income/(expense)	1,619	(2,231)
Foreign exchange income/(expense)	(421)	198

Income before income taxes	14,955	8,307

Income taxes	4,053	757 *

Net income	$10,902	$7,550

Less: Net income attributable to noncontrolling interests	(223)	(224)

Net income attributable to Franklin Electric Co., Inc.	$10,679	$7,326

Income per share:
Basic	$0.46	$0.32
Diluted	$0.45	$0.31

Weighted average shares and equivalent
shares outstanding:
Basic	23,264	23,156
Diluted	23,744	23,435

*Prior year amounts have been restated for the change in accounting method from LIFO to FIFO.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)

	April 2,	January 1,
	2011	2011
ASSETS

Cash and equivalents	$102,790	$140,070
Receivables	98,930	70,829
Inventories	153,017	140,232	*
Other current assets	36,207	27,969	*
Total current assets	390,944	379,100

Property, plant, and equipment, net	144,251	143,076
Goodwill and other assets	270,242	266,383
Total assets	$805,437	$788,559

LIABILITIES AND EQUITY

Accounts payable	$52,026	$39,084
Accrued expenses	55,787	68,982
Current maturities of long-term debt and short-term borrowings	1,256	1,241
Total current liabilities	109,069	109,307

Long-term debt	151,982	151,245
Deferred income taxes	25,085	17,887
Employee benefit plans	57,202	65,967
Other long-term liabilities	9,010	8,313

Redeemable noncontrolling interest	7,884	7,291

Total equity	445,205	428,549	*
Total liabilities and equity	$805,437	$788,559

*Prior year amounts have been restated for the change in accounting method from LIFO to FIFO.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	First Quarter Ended
(In thousands)	April 2,	April 3,
	2011	2010
Cash flows from operating activities:
Net income	$10,902	$7,550	*
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	5,840	6,379
Share-based compensation	1,174	1,139
Deferred income taxes	7,095	1,610
(Gain)/loss on disposals of plant and equipment	372	(1,204)
Foreign exchange expense	421	-
Excess tax from share-based payment arrangements	104	(226)
Changes in assets and liabilities:
Receivables	(26,720)	(29,119)
Inventory	(13,712)	(8,020	) *
Accounts payable and accrued expenses	(1,229)	17,178
Income taxes	2,339	(2,330	) *
Employee benefit plans	(8,337)	(5,597)
Other	1,362	7

Net cash flows from operating activities	(20,389)	(12,633)

Cash flows from investing activities:
Additions to property, plant, and equipment	(3,242)	(1,746)
Proceeds from sale of property, plant, and equipment	-	1,338

Net cash flows from investing activities	(3,242)	(408)

Cash flows from financing activities:
Repayment of long-term debt	(43)	(96)
Proceeds from issuance of common stock	1,082	214
Excess tax from share-based payment arrangements	(104)	226
Purchases of common stock	(4,068)	-
Dividends paid	(3,024)	(2,892)

Net cash flows from financing activities	(6,157)	(2,548)

Effect of exchange rate changes on cash	(7,492)	(1,586)
Net change in cash and equivalents	(37,280)	(17,175)
Cash and equivalents at beginning of period	140,070	86,875
Cash and equivalents at end of period	$102,790	$69,700

*Prior year amounts have been restated for the change in accounting method from LIFO to FIFO.